Exhibit 10.6

March 27, 2023

Byron J. Racki

5955 Whitestone Lane

Suwanee, Georgia 30024

Re: Transaction Bonus Agreement Dear Byron,

As you know, the completion of the recently-announced restructuring (the "Restructuring")

of the Beverage Merchandising business unit of Pactiv Evergreen Group Holdings Inc. (the "Company”) is a critical component of the Company's strategic plan and its future success. The Company requires your assistance as it prepares for and implements the Restructuring. To that end, the Company is offering you a special transaction bonus in connection with the Restructuring that will become payable as set forth below.

This offer will remain open until March 31, 2023, after which time it will be rescinded and you will no longer have the opportunity to accept the terms and conditions of the Transaction Bonus.

1.
Transaction Bonus. Subject to all terms and conditions of this letter, you will have the opportunity to earn a Transaction Bonus in an amount equal to your gross annual base salary as of April 1, 2023, less legally required withholdings. To earn the Transaction Bonus, the following must occur: (a) a Pine Bluff Sale must occur; and (b) you must not voluntarily leave your employment with the Company prior to the Pine Bluff sale. If earned, the Transaction Bonus will be paid to you on the last business day of the first calendar month after a Pine Bluff Sale occurs.

For purposes of this paragraph, a "Pine Bluff Sale" occurs on the closing date of a transaction involving the sale to an unaffiliated third party of all or substantially all of the assets associated with the Company’s Pine Bluff, Arkansas paper mill located at 4104 Emmett Sanders Road, Pine Bluff, Arkansas 71601.

2.
No Additional Benefits. No part of the Transaction Bonus will be considered eligible compensation for, or result in the earning of additional benefits under any benefit or deferred compensation plan or program of the Company.

3.
Employment Status. At all times, your employment remains "at will," which means that the Company is not promising to employ you for any period of time and either you or the Company may end your employment at any time, for any reason, with or without notice.

4.
Confidentiality. You agree to keep the fact and terms of this letter agreement strictly confidential, except you may disclose these terms to your spouse, financial advisor, legal advisor, or as may be required by applicable law or court order. In the event tha-t you fail to satisfy this confidentiality obligation, you will forfeit any right to receive the Transaction Bonus and will promptly return to the Company any payment previously received.

5.
Entire Agreement. This letter sets forth the entire agreement between you and the Company concerning the Transaction Bonus and supersedes any prior discussions or agreements concerning the Transaction Bonus.

6.
Modification. No provision of this letter agreement may be amended, modified, waived or discharged unless such amendment, waiver, modification or discharge is agreed to in writing and such writing is signed by you and an authorized Company official. This letter agreement will have no effect on your obligation under any other agreement that you may have signed with the Company.

Exhibit 10.6

7.
Representation. You acknowledge that you have read this letter and agree to the conditions and obligations set forth in the letter. Further, you agree that you have had adequate time to consider the terms of this letter. You also acknowledge that you have had the opportunity to consult with an attorney of your choice and you are voluntarily agreeing to the terms set forth in this letter with a full understanding of its meaning.

If you wish to accept the Bonus on the conditions set forth herein, please so indicate by signing below and returning this letter to the undersigned.

Yours truly,

PACTIV EVERGREEN GROUP HOLDINGS INC.

By: /s/ J.D. Bowlin

Name: J.D. Bowlin

Title: Authorized Signatory

Agreed to and Accepted by:

/s/ Byron J. Racki 3/28/23

Byron J. Racki Date